EXHIBIT 99

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                                DNA BRANDS, INC.
                                506 N.W. 77th St.
                              Boca Raton, FL 33487
                                 (954) 551-1813

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of our common stock which may be issued pursuant to certain employee incentive plans which we have adopted. The employee incentive plans provide for the grant, to selected employees and other persons, of either stock options or bonuses.

      Persons who may receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      We have an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan, and a Stock Bonus Plan. In some cases, the plans are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell the shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We have agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). We have not agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").



                The date of this Prospectus is January 3, 2014.

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                              AVAILABLE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, file reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning us can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning us is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which we have filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                                DNA Brands, Inc.
                                506 N.W. 77th St.
                              Boca Raton, FL 33487
                                 (954) 551-1813
                             Attention: Darren Marks

      The following documents which we have filed with the Commission are incorporated by reference into this Prospectus:

(1) Annual report on Form 10-K for the fiscal year ended December 31, 2012.

(2) Report on Form 8-K filed on April 18, 2013.

(3) Report on Form 8-K filed on May 15, 2013.

(4) Report on Form 10-Q for the quarter ended March 31, 2013.

(5) Preliminary information statement on Schedule 14C filed on August 16, 2013.

(6) Report on Form 10-Q for the quarter ended June 30, 2013.

(7) Definitive information statement on Schedule 14C filed on August 29, 2013.

(8) Report on Form 10-Q for the quarter ended September 30, 2013.

(9) Report on Form 8-K filed on January 3, 2014.

      All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................

RISK FACTORS .............................................................

USE OF PROCEEDS ..........................................................

SUMMARY INFORMATION REGARDING THE PLANS ..................................

SELLING SHAREHOLDERS......................................................

PLAN OF DISTRIBUTION .....................................................

DESCRIPTION OF COMMON STOCK ..............................................

GENERAL ..................................................................

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                               PROSPECTUS SUMMARY

       We were incorporated in Colorado on May 23, 2007 under the name "Famous Products, Inc." Prior to July 2010 we were relatively inactive.

       In July 2010, we acquired all of the assets, liabilities and contract rights of DNA Beverage Corporation of Boca Raton, Florida ("DNA Beverage"), including the common stock of DNA Beverage's wholly owned subsidiary, Grass Roots Beverage Company, Inc. in exchange for the issuance of 31,250,000 shares of our common stock.

       We currently produce market and sell a proprietary line of four carbonated blends of DNA Energy Drinks(R), as well as a line of meat snacks made up of two beef jerky flavors and four flavors of beef sticks. Our current business commenced in May 2006 in the State of Florida under the name "Grass Roots Beverage Company, Inc." Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution of our energy drinks in the State of Florida. We began selling our energy drink initially in Florida in 2007. We are currently distributing our products throughout 31 of 42 Florida counties as well as in Wisconsin and Southern California. During the summer of 2011 we elected to temporarily cease distribution in the Southeastern US, including Georgia, Louisiana and Mississippi, as well as parts of the Midwest, New York and New Jersey in order to devote our marketing efforts in those locations where we have the support of a strong distributor, as well as additional marketing support. Another principal reason why we elected to cease distribution in these areas was the economic climate that caused various distributors in those locations where we had distribution to cease operations.

     Our offices are located at 506 N.W. 77th St. Boca Raton, FL 33487. Our telephone number is (954) 551-1813 and our fax number is (954) 314-3824.

     Our  common  stock is traded on the OTC  Bulletin  Board  under the  symbol
"DNAX".

     Our website address is www.dnabrandsusa.com.

The Offering

    By means of this prospectus our officers and directors are offering shares of our common stock which they own, or which they may acquire, pursuant to our Incentive Stock Option Plan, our Non-Qualified Stock Option Plan, or our Stock Bonus Plan. The shares owned by the Selling Shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price or in negotiated transactions.

Forward Looking Statements

     This prospectus contains various forward-looking statements that are based on our belief as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding


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and are subject to certain  risks,  uncertainties  and  assumptions  which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or
projected.   Investors  should  not  place  undue  reliance  on  forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, before you purchase any of our common stock. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties occur, the trading price of our common stock could decline and you may lose all or part of your investment. We believe that the following includes all materials risks known to us.

Our independent accountants have expressed a "going concern" opinion.

      Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and minimal revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future. There are no assurances that we will generate profits from operations.

We have not generated profits from our operations.

       We incurred net losses of ($4,444,344) and ($4,472,848), respectively, during the years ending December 31, 2012 and 2011. Based upon our current business plan, our ability to begin to generate profits from operations is dependent upon our obtaining additional financing and there can be no assurances that we will ever establish profitable operations. As we pursue our business plan, we are incurring significant expenses without corresponding revenues. In the event that we remain unable to generate significant revenues to pay our operating expenses, we will not be able to achieve profitability or continue operations.

Our ability to continue as a going concern is dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

     We need to raise additional capital to support our current operations and fund our sales and marketing programs. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. In addition, even if we obtain the funding we need we may not be profitable. If we are unsuccessful raising additional funding, our business may not continue as a going concern. Even if we do find additional funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other


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actions  that may  lessen  the value of our  common  stock or dilute  our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected.

We do not currently have an external line of credit facility with any financial institution.

      We estimate that we need approximately $1.5 million in additional capital to support our current operations and fund our sales and marketing program. We have attempted to establish credit facilities with financial institutions but have experienced little or no success in these attempts due primarily to the current economic climate, specifically the reluctance of most financial institutions to provide such lines of credit to relatively new business ventures. We also have limited assets available to secure such a line of credit. We intend to continue to attempt to establish an external line of credit in the future, but there can be no assurances we will be able to do so. The failure to obtain an external line of credit could have a negative impact on our ability to generate profits.

Our financial results may fluctuate from period to period as a result of several factors which could adversely affect our stock price.

     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that will affect our financial results include:

     o    acceptance of our products and market penetration;
     o the amount and timing of capital expenditures and other costs relating to the implementation of our business plan;
     o    the introduction of new products by our competitors; and
     o general economic conditions and economic conditions specific to our industry.

       As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We are dependent upon third party suppliers of our raw materials.

       We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.



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We rely on our  distributors,  retailers and brokers,  and this could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

       Our ability to establish a market for our brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Our ability to maintain our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

     o the level of demand for our brands and products in a particular distribution area;
     o our ability to price our products at levels competitive with those of competing products; and
     o our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

        We may not be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors, retailers and brokers in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely affect our revenues and financial results.

We generally do not have  long-term  agreements  with our  distributors,  and we
incur   significant   time  and  expense  in  attracting  and   maintaining  key
distributors.

     Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We have entered into written agreements with many of our distributors in the U.S., with normal industry terms of one year and automatically renewable for one year terms thereafter. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our top distributors, there are no minimum levels of purchases under many of those agreements, and most of the agreements may be terminated at any time by us, generally with a termination fee. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.


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If we  lose  any of our  key  distributors  or  regional  retail  accounts,  our financial condition and results of operations could be adversely affected.

     We anticipate that, as consumer awareness of our brand develops and increases, we will continue to upgrade and expand our distributor network and accounts, we cannot be assured that we will be able to maintain our key distributor base which may result in an adverse effect on our revenues and financial results, our ability to retain our relationships with our distributors and our ability to expand our market and will place an increased dependence on any one or more of our independent distributors or regional accounts.

Because our distributors are not required to place minimum orders with us, we need to manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

     Our independent distributors are not required to place minimum monthly or annual orders for our products. In order to reduce inventory costs, independent distributors endeavor to order products from us on a "just in time" basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. In order to be able to deliver our products on a timely basis, we need to maintain adequate inventory levels of the desired products, but we cannot predict the number of cases sold by any of our distributors. If we fail to meet our shipping schedules, we could damage our relationships with distributors and/or retailers, increase our shipping costs or cause sales opportunities to be delayed or lost, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and/or retailers is too high, they will not place orders for additional products, which would also unfavorably impact our future sales and adversely affect our operating results.

Our business plan and future growth is dependent in part on our distribution arrangements directly with retailers and regional retail accounts. If we are unable to establish and maintain these arrangements, our results of operations and financial condition could be adversely affected.

     We currently have distribution arrangements with a few regional retail accounts to distribute our products directly through their venues; however, there are several risks associated with this distribution strategy. First, we do not have long-term agreements in place with any of these accounts and thus, the arrangements are terminable at any time by these retailers or us. Accordingly, we may not be able to maintain continuing relationships with any of these national accounts. A decision by any of these retailers, or any other large retail accounts we may obtain, to decrease the amount purchased from us or to cease carrying our products could have a material adverse effect on our reputation, financial condition or results of operations. In addition, we may not be able to establish additional distribution arrangements with other national retailers.


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We have dedicated,  and will continue to dedicate,  significant resources to our sponsorship agreements and may not realize the benefits expected from those agreements.

      Historically, our sponsorship agreements sometimes require us to make substantial annual cash payments, or alternatively, issue shares of our Common Stock in lieu of cash payment, in exchange for certain promotional and branding benefits. There can be no assurance that our association with a particular sponsor at any given time will have a positive effect on our image and brands, or that these agreements will compensate for the annual payment commitments required. Alternatively, we have the option to assign shares of our Common Stock in lieu of making these cash payments. The number of shares to be assigned is determined by the average trading price of our Common Stock during the three day period preceding the due date of a payment. Given our limited cash resources, we intend to continue to use shares of our Common Stock as payment for these sponsorship agreements. There is a risk that we will be unable to recover the costs associated with our sponsorship agreements, which would have an adverse effect on our results of operations. As of December 31, 2012 we had no sponsorships commitments outstanding.

We rely on independent contract packers of our products, and this dependence could make management of our marketing and distribution efforts inefficient or unprofitable.

       We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and do not directly manufacture our products but instead outsource the manufacturing process to third party bottlers and independent contract packers (co-packers). We do not anticipate bringing the manufacturing process in-house in the future. We currently use 7 Up Southeast Snapple as our primary co-packer to prepare, bottle and package our products. Our contract packers are located in Jacksonville, FL. 7-Up Southeast Snapple has several co-packing plants located throughout the US that are capable of bottling product should we so require. As a consequence, we depend on independent contract packers to produce our beverage products.

We do not have written agreements with our contract packers.

     Our ability to attract and maintain effective relationships with our contract packers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. While we believe there are other contract packers that can provide the services we need, there are no assurances that we will be able to identify and reach a mutually agreeable arrangement with a new contract packer in a specific geographic region if necessary. This could also affect the economic terms of our agreements with our packers. There is no written agreement with our contract packers and they may terminate their arrangements with us at any time, in which case we could experience disruptions in our ability to deliver products to our customers. We may not be able to maintain our relationships with current contract packers or establish satisfactory relationships with new or replacement contract packers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition,



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poor  relations  with any of our contract  packers  could  adversely  affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

     As is customary  in the contract  packing  industry  for  comparably  sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities produced by contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

Our business and financial results depend on the continuous supply and availability of raw materials.

     The principal raw materials we use include aluminum cans, labels and cardboard cartons, flavorings, and proprietary energy blend ingredients which include vitamins and minerals. The cost of our ingredients is subject to fluctuation. If our supply of these raw materials is impaired or if prices increase significantly, our business would be adversely affected.

     We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, cans, glass, labels, flavors, supplements, and certain sweeteners, or sufficient packing arrangements, we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain concentrates, supplements and sweeteners have been experienced and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results.

Disruption of our supply chain could have an adverse effect on our business, financial condition and results of operations.

     Our ability and that of our suppliers, business partners (including packagers), contract manufacturers, independent distributors and retailers to make, move and sell products is critical to our success. Damage or disruption to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as avian flu, strikes or other reasons, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, as well as require additional resources to restore our supply chain.


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If we are unable to maintain brand image and product quality, or if we encounter other product issues such as product recalls, our business may suffer.

     Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. There can be no assurance, however, that additional expenditures and our advertising and marketing will have the desired impact on our products' brand image and on consumer preferences. Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products.

     In addition, because of changing government regulations or implementation thereof, allegations of product contamination may require us from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image. Adverse publicity surrounding obesity concerns, water usage and other concerns could negatively affect our overall reputation and our products' acceptance by consumers.

The inability to attract and retain key personnel would directly affect our efficiency and results of operations.

     Our success depends on our ability to attract and retain highly qualified employees in such areas as production, distribution, sales, marketing and finance. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. Our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. We expect that given our continued exploration of strategic alternatives, we may be further impacted by turnover among employees. Any unplanned turnover, particularly involving one of our key personnel, could negatively impact our operations, financial condition and employee morale.

Our inability to protect our trademarks, patents and trade secrets may prevent us from successfully marketing our products and competing effectively.

     Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patents and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, patented processes, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

     We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our current business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and/or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. We caution you that actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all United States and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, there can be no assurance that our policies and procedures will always ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation in the United States and internationally or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Changes in  accounting  standards  and  subjective  assumptions,  estimates  and
judgments  by   management   related  to  complex   accounting   matters   could
significantly affect our financial results.

     Generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, sports sponsorship agreements and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If  we  are  unable  to  build  and  sustain   proper   information   technology
infrastructure, our business could suffer.

     We depend on information technology as an enabler to improve the effectiveness of our operations and to interface with our customers, as well as to maintain financial accuracy and efficiency. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. Our information systems could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. Such unauthorized access could disrupt our business and could result in the loss of assets.

We do not have any manufacturing facilities and are largely dependent upon third parties to manufacture our products.

     We do not have any manufacturing facilities and have entered into manufacturing arrangements with third parties to manufacture our products. Accordingly, our ability to market our products is partially dependent on our relationships with our third party contract manufacturers and their ability to manufacture our products on a timely basis in accordance with our specifications. While we believe that there are numerous other third party manufacturers capable of manufacturing our products, should we not be able to continue to obtain contract manufacturing on commercially reasonable terms with our current suppliers, we may experience difficulty obtaining inventory rapidly when needed. Any of such events may materially, adversely affect our business, prospects, financial condition, and results of operations.

Our success depends, to an extent, upon the continued services of Darren Marks, our President and Chief Executive Officer and Mel Leiner, our Chief Financial Officer and Chief Operating Officer.

       We rely on the services of Darren Marks and Mel Leiner, our founders, for strategic and operational management and the relationships they have built. The loss of either of Messrs. Marks or Leiner could also result in the loss of our favorable relationships with one or more of our customers. We have not entered into an employment agreement with either Mr. Marks or Leiner but expect to do so in the near future. In addition, we do not maintain "key person" life insurance covering any of our management and we do not expect to obtain the same in the future due primarily to the cost of premiums for such insurance and our limited financial resources. This could also preclude our ability to attract and retain qualified persons to agree to become directors of our Company.

The industry in which we operate is highly competitive.

     Numerous well-known companies, which have substantially greater capital, research and development capabilities and experience than we have, are presently engaged in the energy drink and meat product market. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. If we are unable to successfully compete in our chosen markets, our business, prospects, financial condition, and results of operations would be materially adversely affected.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

     Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

       In addition, our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences determined from time to time by our Board of Directors. As of the date of this Prospectus, none of our Preferred Stock is currently issued or outstanding. Our Board of Directors may, without stockholder approval, issue additional Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Our failure to maintain and develop our brand names could adversely affect our revenues.

     We believe that maintaining and developing our brand name, including the trademark "DNA(R)" are critical to our success. The importance of our name recognition may increase as our products gain market acceptance and as we enter additional markets. If our brand building strategy is unsuccessful, we may be unable to increase our future revenues or expand our products and services. Such events would have a material adverse effect on our business, prospects, financial condition and results of operations.

Any inability by us to respond to changes in consumer demands in a timely manner could materially adversely affect our business, prospects, financial condition, and results of operations.

     Our success depends on our ability to identify, originate and define product trends in our markets, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to periodic change. We may not be able to meet changing consumer demands in the future. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for other products. Either of such events could have a material adverse effect on our business, prospects, financial condition, and results of operations.

RISKS RELATED TO OUR COMMON STOCK

There is a limited trading market for our Common Stock and there can be no assurance that a larger market will develop in the future.

     There can be no assurance that an active trading market for our common stock will ever develop, or, if developed, be sustained. Purchasers of our common stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

Our stock will be considered a "penny stock" so long as it trades below $5.00 per share. This can adversely affect its liquidity.

     Our Common Stock is considered a "penny stock" and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

       SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

     As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings. We do not expect to have retained earnings available for declaration of dividends in the foreseeable future. There is no assurance that such retained earnings will ever materialize to permit payment of dividends to you. Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

     Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock.

The market price of our common stock may fluctuate significantly in the future.

     We expect that the market price of our common stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

          o    competitive pricing pressures;
          o our ability to market our services on a cost-effective and timely basis;
          o    our inability to obtain working capital financing, if needed;
          o    changing conditions in the market;
          o    changes in market valuations of similar companies;
          o    stock market price and volume fluctuations generally;
          o    regulatory developments;
          o    fluctuations in our quarterly or annual operating results;
          o    additions or departures of key personnel; and
          o    future sales of our common stock or other securities.

       The price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our common stock.

FINRA sales practice requirements may limit a stockholder's ability to buy and sell our stock.

       The Financial Industry Regulatory Authority ("FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder's ability to resell shares of our Common Stock.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by the Selling Shareholders. We will not receive any of the proceeds from the sale of the shares offered by this Prospectus. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                     SUMMARY INFORMATION REGARDING THE PLANS

      We have an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plan.

      A summary of the Plans follows.

      Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plan.

Only our employees may be granted options pursuant to the Incentive Stock Option Plan. The exercise price of an option is determined by our Board of Directors but cannot be less than the fair market value of our common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of our outstanding shares).

      Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of shares of our common stock to persons that exercise options granted pursuant to the Plan. Employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction or promoting the price of our common stock. The option exercise price is determined by our Directors.

      Stock Bonus Plan. The Stock Bonus Plan allows for the issuance of shares of common stock to our employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of our securities in a capital-raising transaction or promoting the price of our common stock.

Other Information Regarding the Plans

      The Plans are administered by our Board of Directors. Our Directors serve for a one-year tenure and until their successors are elected. Our Directors are elected each year at the annual shareholder's meeting. A Director may be removed at any time by the vote of a majority of our shareholders represented in person or by proxy at any special meeting called for the purpose of removing one or more directors. Any vacancies which may occur on the Board of Directors will be filled by the majority vote of the remaining directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select eligible employees to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by our Board of Directors which administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies any vesting requirements imposed by the Board of Directors when the shares were issued.

      Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the stock option Plans will be forfeited if the "vesting" schedule established by our Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee or the period of time a non-employee must provide services to us.

    Each Option is exercisable from time to time during a period (or periods) determined by our Board of Directors and ending upon the expiration or termination of the Option; provided, however, our directors may, limit the number of shares purchasable in any period or periods of time during which the Option is exercisable.

      Employment by us does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons will be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of common stock issuable as bonus shares or upon the exercise of any options.

Summary

      The following presents certain information as of December 1, 2013 concerning the stock options and stock bonuses we have granted pursuant to the Plans. Each option represents the right to purchase one share of our common stock.

                       Total                                         Remaining
                      Shares                             Shares       Options/
                     Reserved    Options    Options    Issued As      Shares
Name of Plan        Under Plans  Granted   Exercised  Stock Bonus   Under Plans
--------------      -----------  -------   ---------  -----------   -----------

Incentive Stock       500,000       --         --         N/A          500,000
  Option Plan
Non-Qualified Stock 1,000,000       --         --         N/A          100,000
  Option Plan
Stock Bonus Plan   23,400,000      N/A        N/A     12,887,514    10,512,486


                              SELLING SHAREHOLDERS

      Our officers and directors who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information as of December 1, 2013 concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.

                                                          Number of
                                                         Shares to be
                                     Number of Shares    Beneficially
                    Number of         Being Offered        owned on      Percent
Name of Selling       Shares       Option      Bonus    Completion of      of
  Shareholder       Owned (1)    Shares (2)  Shares (3)  the Offering    Class
--------------      ---------    ----------  ---------- -------------    ------

Darren Marks        1,524,618        --          --       1,524,618        NIL
Melvin Leiner       1,417,159        --          --       1,417,159        NIL


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


(1)  Excludes  shares  issuable  upon the exercise of options or  warrants.
(2) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(3)  Represents shares granted as a stock bonus.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTIO

      The Selling Shareholders may sell the shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell their shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have not agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Selling Shareholders may also sell their shares pursuant to Rule 144 of the Securities and Exchange Commission.

      We have advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. We have also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

DESCRIPTION OF COMMON STOCK

      We are authorized to issue 400,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

      Corporate Stock Transfer
      3200 Cherry Creek Drive South
      Suite 430
      Denver, Colorado 80209
      Phone: (303) 282-4800

                                     GENERAL

      The Colorado Business Corporation Act provides in substance that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was our director, officer, employee, fiduciary or agent, or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person; and that expenses incurred in defending any such civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding as authorized by our Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to us unless it shall ultimately be determined that such person is entitled to be indemnified by us.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in our affairs since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.